UNITED STATES

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JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

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JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

Annual General Meeting of Shareholders

July 30, 2020

Supplemental Information Regarding Proposal 4

Dear Shareholders:

As Chairman of the board of directors (the “Board”) of Jazz Pharmaceuticals plc (the “Company”), I am writing to ask for your support by voting in accordance with the recommendations of our Board on all of the Company’s proxy proposals at our 2020 Annual General Meeting of Shareholders (“AGM”). In particular, I want to draw your attention to one item that is critical to the continued success of our strategic objectives, and that is Proposal 4. Proposal 4 seeks approval of an amendment and restatement of our Amended and Restated 2007 Non-Employee Directors Stock Award Plan (the “Directors Plan” and as amended and restated, the “Proposed Directors Plan”), which is of particular importance to us because, as further described below, it is the only plan under which we may grant stock awards to our non-employee directors.

I am aware that recommendations from Institutional Shareholder Services (“ISS”) and Glass Lewis are inconsistent with our Board’s recommendation on Proposal 4, and that many of our shareholders may consider the ISS and Glass Lewis recommendations, in addition to the Board’s recommendations, when conducting independent analyses of our proxy proposals. As such, I would like to provide you with additional information and context in connection with asking you to vote “FOR” Proposal 4, including additional detail about our philosophy of encouraging meaningful share ownership by non-employee directors and a recent amendment to our non-employee director compensation policy (the “Director Compensation Policy”) that further enhances our corporate governance practices.

Key Aspects of Our Director Compensation Philosophy, Policy and Practices

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Our director compensation program is designed and managed to drive shareholder value—Our director compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to effectively oversee our management and the execution of initiatives in line with our strategy, mission and values. Our director compensation program allocates a higher percentage of total compensation in the form of stock compensation to align with shareholders’ interests.

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Decisions regarding director compensation are based on the advice and competitive data provided by an independent compensation consultant—The Compensation Committee of our Board (the “Compensation Committee”) has engaged Radford as its independent compensation consultant to, among other things, provide peer company and industry compensation data and advice regarding non-employee director compensation.

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Director compensation is competitive with industry peers—Our director pay philosophy is intended to ensure that we pay competitively and fairly (not excessively) within the biotechnology and pharmaceutical sector to allow us to attract high quality board membership, from a highly competitive talent pool, with the necessary and critical biopharmaceutical experience. Accordingly, we have positioned our director compensation, as set forth in our Director Compensation Policy, at levels that approximate the median director compensation of our industry peer companies, and we do not provide our non-employee directors with retirement benefits or any usual or significant perquisites.

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The Board and Compensation Committee are good stewards of Company equity—Potential dilution to current shareholders that could result from approval of Proposal 4 is limited to approximately 0.9% of ordinary shares outstanding on the record date, which we believe is both reasonable and within industry standards. Our track record demonstrates a prudent and responsible utilization of shares under the Directors Plan that is closely aligned with the practices of our industry peer companies.

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The evergreen provision providing for automatic annual increases to the share reserve of the Directors Plan was eliminated in 2016 and the legacy evergreen provision in our 2011 Equity Incentive Plan (the “2011 EIP”) will not be renewed when it sunsets in 2022—The Compensation Committee continues to responsibly manage the share reserve resulting from the legacy evergreen provision in our 2011 EIP and in response to feedback received from the Company’s shareholders, will not seek to extend the evergreen provision in the 2011 EIP, nor adopt a new one, following that provision’s expiration in 2022.

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Directors are required to retain a meaningful ownership position in the Company—We maintain robust share ownership guidelines, which provide that each non-employee director is expected to own shares of the company’s common stock with a value equal to five times the annual cash retainer, within five years of appointment.

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Our director compensation program reflects our commitment to corporate governance best practices—The Proposed Directors Plan prohibits the repricing of stock options and stock appreciation rights without prior shareholder approval (an action not prohibited under the Directors Plan). We also continue to evolve our compensation policies as part of our commitment to corporate governance best practices and recently amended our Director Compensation Policy to: (1) require continuing option grants awarded to non-employee directors to be subject to a one-year cliff vesting period (as opposed to being subject to monthly vesting over a one-year period), and (2) place an annual limit on total compensation paid to a non-employee director.

Background of Our Directors Plan Proposal

We are seeking shareholder approval of the Proposed Directors Plan in order to prohibit the repricing of stock options and stock appreciation rights without prior shareholder approval and increase the number of ordinary shares authorized for issuance under the Directors Plan by 500,000 shares (such increase, the “Share Increase”). Currently, the Directors Plan is the only plan under which we may grant stock awards to our non-employee directors and approval of the Proposed Directors Plan by our shareholders is the only way for us to continue to grant stock awards to secure and retain the services of our non-employee directors while aligning their interests with our shareholders.

Why You Should Support Our Directors Plan Proposal

The Proposed Directors Plan is critical to our philosophy of encouraging meaningful share ownership by non-employee directors; without it, we will need to rely exclusively on cash compensation for our non-employee directors.

Without the Proposed Directors Plan, we anticipate potentially running out of shares for stock awards that may be granted to our non-employee directors by 2021, following which we would need to rely exclusively on cash compensation for our non-employee directors. Providing for a substantial portion of director compensation to be paid in the form of stock awards naturally strengthens the alignment between the long-term interests of non-employee directors with those of shareholders. Consistent with that perspective, we also maintain robust share ownership guidelines for our non-employee directors, under which each non-employee director is expected to own a number of the Company’s ordinary shares with a value equal to five times his or her annual cash retainer within five years of first becoming subject to the guidelines.

The total compensation of non-employee directors is reasonably positioned among our carefully chosen industry peer companies and approximates the median of those peer companies.

ISS and Glass Lewis each expressed concern over the relative pay magnitude of our director compensation program. We strongly believe that Glass Lewis’s methodology of utilizing company size as its sole factor (i.e., without regard to industry or other relevant criteria) to determine the appropriate levels of director compensation does not appropriately reflect the positioning of the Company’s compensation for non-employee directors within industry peer companies. The Compensation Committee and the Board set the compensation of our non-employee directors at market-competitive levels designed to secure and retain the highest caliber of non-employee directors with relevant global and U.S. expertise in biopharmaceutical sales and marketing, product development, financial management and corporate development. All of our directors are expected to have experience and expertise in the biopharmaceutical healthcare industry, in addition to exhibiting high integrity, collegiality, innovative thinking, sound business judgment and a knowledge of corporate governance requirements and practices. The proxy statement for our AGM includes charts that further detail the key skills and experience our directors bring to our boardroom. Attracting and retaining the most highly qualified board members is in the best interest of the Company and its shareholders.

The Compensation Committee, in consultation with Radford, its independent compensation consultant, reviews our peer group annually to ensure that the companies in the peer group continue to provide meaningful and relevant compensation comparisons, and accordingly, considers industry, revenue, market capitalization and geographic criteria to select our peer group. Compared to our 2019 peer group, our Company ranked at the 65th percentile for trailing 12 months’ revenue and at the 67th percentile for 30-day average market capitalization, measured as of the time Radford prepared its final recommendations regarding the 2019 peer group for the Compensation Committee’s determination.

The Compensation Committee and Board consider the positioning of our director compensation program and the size of our Company relative to our industry peer companies, and then determine both the cash and stock components of our director compensation program to ensure that our compensation is positioned at market-competitive levels. When our director compensation levels are compared against those of our industry peer companies, rather than those of companies solely of similar market capitalization that fail to share other material commonalities, we see that the compensation of our non-employee directors as set forth in our Director Compensation Policy approximates the median, which is the approach consistently recommended by the Compensation Committee, in consultation with Radford.

Allocating a higher percentage of total compensation in the form of stock compensation is consistent with our industry peer companies’ practices, our compensation philosophy of meaningful share ownership and the corporate governance best practice of linking director compensation to the Company’s long-term performance. Additionally, we do not provide non-employee directors with retirement benefits or significant perquisites.

We manage our stock award use prudently, we believe the Share Increase is reasonable and we maintain strong corporate governance practices.

We carefully and thoughtfully manage our stock award use, considering dilution and burn rate when determining the size of stock awards that we believe are necessary to secure and retain the services of our non-employee directors. The potential dilution to current shareholders that could result from approval of the Proposed Directors Plan (that is, shares subject to the Share Increase divided by ordinary shares outstanding on the record date) would be approximately 0.9%, which we believe is both reasonable and within industry standards. Additionally, our track record demonstrates a prudent and responsible utilization of shares under the Directors Plan and the 2011 EIP that is closely aligned with the practices of our industry peer companies.

Our director compensation program also reflects our Board’s commitment to strong corporate governance. For example, (i) in 2016, we eliminated the “evergreen” provision for automatic annual increases to the share reserve of the Directors Plan and (ii) the Proposed Directors Plan prohibits the repricing of stock options and stock appreciation rights without shareholder approval. Additionally, after recently engaging with our shareholders and receiving feedback on our director compensation program, the Compensation Committee further enhanced our corporate governance practices by amending our Director Compensation Policy to provide that: (i) continuing option grants to non-employee directors shall vest in full on the first anniversary of the date of the annual general meeting of our shareholders with respect to which the option is granted (instead of in a series of 12 successive equal monthly installments); and (ii) the annual aggregate value of all compensation granted or paid by us to any individual for service as a non-employee director, including stock awards granted under the Directors Plan and cash fees paid to such non-employee director, will not exceed $750,000 in total value, or in the event such non-employee director is first appointed or elected to the Board during such period, $1,350,000 in total value. If Proposal 4 is approved by our shareholders, the Board will further amend the Proposed Directors Plan to include the Director Compensation Limit consistent with the amendment already made to the Director Compensation Policy.

Our Board remains committed to a director compensation program that supports our strategic objectives, aligns with shareholders’ interests and attracts the most highly qualified non-employee directors with pay that is competitive relative to peer companies, but not excessive. We also remain committed to continuing to engage with our shareholders on topics of particular concern to shareholders, including director compensation matters.

For the reasons set forth above and in our proxy statement, I ask for your support of the Board’s recommendation by voting “FOR” our Proposal 4. Even if you have already voted, you can change your vote before the AGM, as described in more detail in our proxy statement (under the heading “Can I change my vote after submitting my proxy?”).

I appreciate your time and consideration on these matters.

Sincerely,

/s/ Bruce Cozadd

Bruce C. Cozadd

Chairman and Chief Executive Officer